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                                                                     Exhibit 3.2



                       MINUTES OF ORGANIZATIONAL MEETING
                              OF THE NEWLY ELECTED
                               BOARD OF DIRECTORS
                           DECEMBER 8, 1993 (PAGE 22)


                              NUMBER OF DIRECTORS


           "RESOLVED, that the number of members of the Board of Directors be established as ten."


                                  EXH. 3.2-1